Exhibit 99.1

For Immediate Release

Contact:

C. Harril Whitehurst, Jr.

Senior Vice President and CFO

804-897-3900

hwhitehurst@villagebankva.com

Village Bank and Trust Financial Corp.

(Parent of Village Bank)

Reports Record Earnings for the Second Quarter of 2005

July 25, 2005. Midlothian, Virginia.  Thomas W. Winfree, President and Chief Executive Officer of Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC) in Midlothian, Virginia, announced today the Company’s earnings for the three months ended June 30, 2005 of $335,467 or $0.17 per fully diluted share, compared to earnings of $259,172 or $0.14 per fully diluted share for the same period in 2004.  Earnings for the first six months of 2005 amounted to $604,429 or $0.31 per fully diluted share, compared to earnings of $261,129 or $0.15 per share for the same period in 2004.  Earnings reflect consolidated results of the Company’s wholly owned subsidiary, Village Bank (the “Bank”), and the Bank’s three subsidiaries, Village Bank Mortgage Corporation, Village Insurance Agency, Inc. and Village Financial Services Corporation.

Mr. Winfree stated, “Our earnings for this quarter continue our trend of profitability, representing the eighth consecutive quarter the Company has been profitable and the best quarter of earnings in the history of the Company.  This follows our strong first quarter earnings performance that, up to now, had been the best in the Company’s history.”

Continued…

Craig D. Bell, Chairman of the Board of Directors, added, “Our continued strong earnings performance bodes well for the future of our Bank.  With Village Bank’s commitment to bringing value to its shareholders and customers, this performance should continue.”

Net income earned in the second quarter of 2005 of $335,467 is a significant improvement over the $259,172 earned in the second quarter of 2004.  It is even more significant when taking into account that pretax earnings for the second quarter of 2005 amounted to $508,190 compared to $259,171 in 2004.  The Company had tax credits in 2004 that allowed it to offset all tax expense during that year.

The improvement in earnings for the second quarter of 2005 compared to the same period in 2004 is primarily attributable to the continued profitable growth of Village Bank as well as improved performance by Village Bank Mortgage.  The Bank enjoyed a substantial increase in net interest income, from $1,194,772 for the second quarter of 2004 to $1,596,267 for the second quarter of 2005.  This increase of $401,495 was primarily a result of additional interest income arising from an increase in loans, from $108,284,000 at June 30, 2004 to $144,477,000 at June 30, 2005, as well as rising short-term interest rates precipitated by increases in interest rates by the Federal Reserve Bank during 2005.  The mortgage company earnings for the second quarter of 2005 amounted to $78,837 as compared to a loss of $(18,926) for the same period in 2004.  In 2005 Village Bank Mortgage has been successful in att racting additional loan officers to generate higher loan volume.

Loans and deposits continued to grow in 2005, albeit at a slower pace than the Company enjoyed in 2004.  For the first six months of 2005, net loans increased by $10,315,000, or 7.7%, and deposits increased by $3,251,000, or 2.3%.  The Company is anticipating opening two new branches in the latter half of 2005 that should enable the Bank to grow at a faster pace than that of the first six months of the year.

Stockholders’ equity totaled $15,995,000 at June 30, 2005, which represented a book value of $8.90 per share.  This represents an increase of $0.39 per share over the $8.51 book value per share at December 31, 2004.  At June 30, 2005, the Bank exceeded all regulatory capital requirements.

Continued…

Mr. Winfree concluded, “We would especially like to thank our customers and shareholders for their support of our vision of what community banking should be.  With your support we have developed a strong sense of ‘Village Pride’”.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank.  The Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank and its wholly-owned subsidiaries, Village Bank Mortgage Corporation, Village Insurance Agency, Inc., and Village Financial Services Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

The Company cautions readers that certain statements contained in this press release regarding its future operations and business prospects are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  For more details on factors that could affect expectations, see the Company's Annual Report on Form 10-KSB for the period ended December 31, 2004 and other filings with the Securities and Exchange Commission.

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Financial Highlights (Dollars in thousands, except per share amounts)

Balance Sheet Data
	June 30,	December 31,
	2005	2004
	(Unaudited)

Total assets	$169,821	$160,305
Investment securities	2,979	5,428
Loans, net	144,477	134,162
Deposits	143,278	140,027
Borrowings	9,243	4,835
Stockholders' equity	15,995	14,985
Book value per share	$8.90	$8.51

Selected Operating Data
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)

Interest income	$2,692	$1,870	$5,110	$3,528
Interest expense	1,096	675	1,986	1,280
Net interest income before
provision for loan losses	1,596	1,195	3,124	2,248
Provision for loan losses	37	57	128	161
Noninterest income	739	472	1,238	810
Noninterest expenses	1,790	1,351	3,319	2,636
Income tax expense	173	-	311	-
Net income	335	259	604	261
Income per share
Basic	$0.19	$0.15	$0.34	$0.15
Diluted	$0.17	$0.14	$0.31	$0.15

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